Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2011, relating to the financial statements as of and for the year ended January 1, 2011, of U.S. Auto Parts Network, Inc. and subsidiaries and the effectiveness of U.S. Auto Parts Network, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the period ended January 1, 2011.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

May 2, 2011